EXHIBIT 99.1

World Airways Adjourns Stockholder Meeting

Monday December 15, 11:30 am ET

PEACHTREE CITY, Ga., Dec. 15 /PRNewswire-FirstCall/ — World Airways, Inc. (Nasdaq: WLDA — News) today announced that it has adjourned the special meeting of stockholders scheduled for today because of lack of a quorum. The special meeting will reconvene on Friday, December 19, 2003, at 11 a.m. Eastern Standard Time at the Company’s executive offices in The HLH Building, 101 World Drive, Peachtree City, Georgia 30269.

The special meeting was called to approve:

•	the proposed issuance of $25.5 million principal amount of six-year 8% Convertible Senior Subordinated Debentures in exchange for $22.5 million principal amount of the Company’s currently outstanding 8% Convertible Senior Subordinated Debentures Due 2004 and $3.0 million in cash; and

•	the proposed issuance to the Air Transportation Stabilization Board of warrants to purchase shares of common stock in connection with a federal guarantee of $27.0 million to support a $30.0 million term loan facility.

Hollis Harris, chairman and CEO of World Airways, said, “We need a quorum consisting of a majority of the Company’s outstanding shares for the stockholders to act at the meeting. Unfortunately, we did not have enough stockholders return their proxies on time. We adjourned the meeting for four days to allow our stockholders additional time to submit their proxies. We are pleased, however, that of the proxies returned thus far, a large percentage were voted in favor of the two proposals.”

Utilizing a well-maintained fleet of international range, widebody aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 55 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the Company’s website at www.worldairways.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company’s periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the Company in this release.]